EXHIBIT 10.1

LICENSING AGREEMENT

This Licensing Agreement (this “Agreement”) is effective as of May 12, 2004 (the “Effective Date”), by and between Gardenburger, Inc., an Oregon corporation (the “Company”), and Paul F. Wenner, an individual (“Mr. Wenner”).

WHEREAS, Mr. Wenner is the founder of the Company and is recognized and widely known throughout the meat alternative industry.

WHEREAS, Mr. Wenner’s name, by virtue of his ability and extensive experience, has acquired a secondary meaning in the mind of the purchasing public important to the advertisement, promotion and sale of meat alternatives.

WHEREAS, the Company and Mr. Wenner previously entered into and now desire to terminate that certain Employment Agreement dated December 29, 1989 and all amendments thereto (collectively, the “Employment Agreement”).

WHEREAS, the Company is engaged in the manufacture, distribution and sale of meat alternatives and related products, and is desirous of retaining the exclusive right to utilize Mr. Wenner’s name in connection with the advertisement, promotion and sale of the Company’s products (the “Products”).

WHEREAS, Mr. Wenner has agreed to authorize such use upon the terms and conditions hereinafter contained.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, the parties hereby agree as follows:

1.                                      Termination of Employment Agreement.  Mr. Wenner and the Company represent and agree that as of the Effective Date of this Agreement, they are voluntarily terminating the Employment Agreement.  In so doing, Mr. Wenner and the Company specifically acknowledge and agree that through the Effective Date:

(a)                                  Mr. Wenner has received all compensation owed to him by the Company, including any and all wages, bonuses, commissions, earned but unused vacation, reimbursable business expenses, and any other payments, benefits or other compensation of any kind to which he was entitled from the Company pursuant to the Employment Agreement; and

(b)                                 Mr. Wenner has no further rights or entitlements of any kind under the Employment Agreement.

2.                                      Grant of License.  Upon the terms and subject to the conditions of this Agreement, Mr. Wenner grants to the Company an exclusive, royalty-free, worldwide license to make use of, copy, reproduce, modify, adapt, distribute, transmit, broadcast, display, exhibit, project and otherwise exploit the Wenner Property (as defined below) alone, or in composite with other materials including without limitation audio, video, animation, text and graphics, by any means, methods and technologies now known or hereafter to become known, in connection with the creation, development, production, manufacture, packaging, distribution, advertisement (in all manner and media of communication), promotion and sale of the Products.  No license for the Wenner Property is being granted herein to the Company for any activities involving the Wenner Property which are not related to the creation, development, production, manufacture, packaging, distribution, advertisement, promotion or sale of the Products.  For purposes of this Agreement, “Wenner Property” shall mean Mr. Wenner’s full and formal name, nickname or alias (collectively the “Names”), any shortening, abbreviations or alternative renderings of the Names, signatures now used or hereafter to be used, voice, image, likenesses, any and all attributes of Mr. Wenner’s personality and the goodwill associated with each of the above.

3.                                      Term.  Subject to the payments set forth in Section 4 below, and unless earlier terminated as hereafter provided, the initial term of this Agreement shall commence on the Effective Date hereof and shall terminate five (5) years thereafter (the Term”).

4.                                      Payment.  As consideration for the license granted by Mr. Wenner and the other terms, conditions and provisions of this Agreement (the “Wenner Consideration”) and subject to the provisions of Sections 8 and 9 below, during the Term, the Company shall pay to Mr. Wenner Seventy-five Thousand dollars ($75,000.00) per annum, which amount shall be paid in equal semi-monthly installments.

5.                                      Promotion of Competing Products.

(a)                                  Mr. Wenner will not authorize or license the use of the Wenner Property in connection with the manufacture, distribution, advertisement, promotion or sale of meat alternatives, nor will Mr. Wenner act as a spokesperson for or otherwise authorize, expressly or impliedly, his endorsement of any meat alternative product or producer, during the term of this Agreement or for a period of two (2) years thereafter.  The intent of the parties is that Mr. Wenner will exclusively promote the Company’s Products.  Moreover, during the term of this Agreement and for a period of two (2) years thereafter, Mr. Wenner shall not engage in any competing meat alternative business.  Mr. Wenner shall be deemed to be “engaging in a competing business” if he is a proprietor, partner, trustee, director, officer, employee, agent, representative, consultant or stockholder holding any class of stock of an enterprise which engages in the meat alternative business of the Company or is in competition with the Company or its subsidiaries or affiliates, if any.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree and acknowledge that Mr. Wenner may and shall be entitled to write such books or articles, in any available media, to make speeches to individuals, groups, companies or organizations, to produce television and radio shows and films, all as he deems advisable or appropriate in his reasonable discretion, provided, however, that such writings, speeches, and television, radio and film projects do not otherwise violate any provision of this Agreement and are not on subjects or about matters which are prohibited herein.

6.                                      Personal Appearances.  Mr. Wenner and the Company each agree that during the term of this Agreement Mr. Wenner shall make, at dates and times reasonably agreed to by each of Mr. Wenner and the Company, certain personal appearances on behalf of the Company.  Mr. Wenner and the Company further agree that Mr. Wenner shall be compensated for each such appearance at the rate of Five Hundred dollars ($500.00) per day, plus all reasonable and necessary expenses (including coach air travel, hotel accommodations and meal expenses) incurred by Mr. Wenner in connection with such personal appearances.

7.                                      Termination by Mr. Wenner.

(a)                                  Mr. Wenner shall have the right to terminate this Agreement in the event of a material violation of any provision of this Agreement by the Company, provided that the Company is notified in writing of such violation by Mr. Wenner and such violation is not cured by the Company within thirty (30) days following such written notification.

(b)                                 Mr. Wenner shall have the right to terminate this Agreement in the event of a Change of Control of the Company, such termination to be effective immediately upon written notice to the Company.  “Change of Control” shall be defined as, with respect to any person or entity, the acquisition of (i) more than fifty percent (50%) of the Company’s then-outstanding common stock or (ii) the power to direct or to cause the direction of the management or the policies of the Company, whether through the ownership of shares of any class of the capital stock of the Company or by contract or otherwise.

8.                                      Termination/Election to Continue by the Company.

(a)                                  The Company shall have the right to terminate this Agreement in the event of a material violation of any provision of this Agreement by Mr. Wenner, provided that Mr. Wenner is notified in writing of such violation by the Company and such violation is not cured by Mr. Wenner within thirty (30) days following such written notification.

(b)                                 The Company shall have the right to terminate this Agreement in the event of a Change of Control of the Company, such termination to be effective immediately upon written notice to Mr. Wenner.  “Change of Control” shall be defined as, with respect to any person or entity, the acquisition of (i) more than fifty percent (50%) of the Company’s then-outstanding common stock or (ii) the power to direct or to cause the direction of the management or the policies of the Company, whether through the ownership of shares of any class of the capital stock of the Company or by contract or otherwise.

(c)                                  The Company shall have the right to terminate this Agreement in the event of Mr. Wenner’s death, such termination to be effective immediately upon written notice to Mr. Wenner’s estate at the address set forth in Section 20, below.

(d)                                 In the event of a material violation of any provision of this Agreement by Mr. Wenner, provided that the Company shall be obligated to give Mr. Wenner at least thirty (30) days prior written notice of such violation and no breach shall be deemed to have occurred hereunder if Mr. Wenner cures the same within such thirty (30) day period, the Company shall also have the right, at its option, to elect to continue this Agreement in full force and effect (with the exception that no payment under Section 4 hereof shall be required during such time as Mr. Wenner is in breach of his obligations under this Agreement).

9.                                      Payment in Event of Termination.  Upon termination in accordance with Sections 7(a)-(b) or 8(a)-(c) above, Mr. Wenner shall be entitled to no further compensation hereunder other than the pro-rata amounts accrued, pursuant to Section 4 above, through the effective date of termination.

10.                               Communication of Confidential Matters.  Mr. Wenner agrees that he shall not, during the term of this Agreement or thereafter, use for the benefit of himself or another, or communicate or divulge to any other person, firm, association or corporation, without the prior consent of the Company, any information concerning any inventions, discoveries, improvements, trade secrets, research, secret data, technical know-how, competitive information, price lists, customer lists or other confidential matters possessed, owned or used by the Company of which he is currently aware or that may be communicated to, acquired by or learned by Mr. Wenner at any time, so long as such matters remain secret, confidential or otherwise protectable, either during or after the term of this Agreement.

11.                               Ownership of Documentation.  All originals and copies of correspondence, records, documents, computations, charts, reports, memoranda, notes and other documentation prepared, retained, compiled or received by Mr. Wenner shall at all times be and remain the sole and exclusive property of the Company and Mr. Wenner shall turn over same to the Company upon the termination of this Agreement or at any earlier time upon the Company’s request.

12.                               Unique Services.  The parties mutually agree that Mr. Wenners’s services are special, unique, unusual and extraordinary, giving them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law and that upon any breach by Mr. Wenner, the parties intend that the Company shall be entitled to seek equitable relief by injunction or otherwise.

13.                               Rights.  All results and proceeds of Mr. Wenner’s grants and services hereunder shall be owned exclusively by the Company, subject to the terms and conditions of this Agreement.  Mr. Wenner hereby assigns to the Company all right, title and interest in and to any intellectual property created pursuant to the performance of this Agreement.

14.                               Rights in Marks; Infringement.

(a)                                  Mr. Wenner hereby acknowledges that for good and valuable consideration, Mr. Wenner has previously assigned unto the Company all right, title and interest in and to all trademarks associated with the Products or the Company, including but not limited to those set forth on Exhibit A hereto (all of which marks, whether set forth on Exhibit A or otherwise, shall be referred to herein as the “Marks”), together with the goodwill of the business symbolized by the Marks and the registrations thereof.

(b)                                 Mr. Wenner agrees that he will not attack or contest, or assist others in attacking or contesting, the Company’s right, title and interest in and to the Marks or the validity of this Agreement.  Ownership of the Marks and the goodwill associated therewith shall at all times remain in the Company.

(c)                                  In the event that the Company desires to obtain or further secure any additional rights or interests in any existing or future trademark or trademarks for the Products or the Company, Mr. Wenner agrees to execute any and all documents that the Company reasonably believes to be necessary and/or desirable for the successful registration and protection of such trademark or trademarks during the term of this Agreement.  Such trademark or trademarks shall be registered in the name of the Company.  Mr. Wenner agrees that he shall not acquire any interest whatsoever in the Company trade name nor any right, during the term hereof or thereafter, to manufacture, distribute or sell the Products (or products competing with the Products) utilizing any trade names or trademarks of, owned by or confusingly similar to those of or owned by the Company.

(d)                                 Mr. Wenner shall promptly inform the Company of any potential infringement of the Marks (including any potential infringement of any trademarks which arise after the Effective Date) by third parties of which he becomes aware.  The Company’s failure to initiate action against any such third party shall not constitute a breach of this Agreement.

15.                               No Assignment. Neither party may assign this Agreement, whether by operation of law or otherwise, without the other party’s prior written consent to such assignment, which consent shall not he unreasonably withheld.  Notwithstanding the foregoing and subject to termination pursuant to Sections 7 or 8 above, the Company shall have the right to assign any or all of its rights under this Agreement: (a) to one or more of its Affiliates; (b) in connection with a sale of all or substantially all of its stock or assets; or (c) following the death of Mr. Wenner, without the consent of Mr. Wenner or his estate.  Any assignment or delegation by a party hereto to any of its Affiliates shall not relieve the assigning or delegating party of its obligations hereunder.  “Affiliate(s)” for purposes of this Agreement shall mean, in relation to any person or entity, any other person or entity that (directly or indirectly) controls or is controlled by or is under common control with such person or entity and also shall include any person or entity that is so affiliated with any such Affiliate.  For purposes of this Section 15, the term “control,” as used with respect to any person or entity, shall mean the possession (directly or indirectly) of the power to direct or to cause the direction of the management or the policies of such person or entity, whether through the ownership of shares of any class of the capital stock of such person or entity or by contract or otherwise.

16.                               No Partnership.  Notwithstanding anything contained herein to the contrary, Mr. Wenner’s relationship with the Company pursuant to this Agreement shall be that of an independent contractor, not an agent, partner or joint venturer.

17.                               Right to Contract/No Violation of Other Agreements.  Each party hereto represents to the other that it is authorized to enter into this Agreement, to grant the licenses hereunder and to provide the services to be provided hereunder, and that the exercise of the rights granted to the other party hereunder will not conflict with any commitments or agreements entered into between the party making such representation and any third party.

18.                               No Violations.  Mr. Wenner agrees that he will not violate any federal laws, including in the event of any promotion of the Products on radio or television, any rules promulgated by the Federal Communications Commission.

19.                               Injunctive Relief.  Notwithstanding anything contained in this Agreement to the contrary, either party shall be entitled to seek injunctive or other equitable relief in a court of valid jurisdiction in the event of any breach or other failure to comply with the provisions of this Agreement.

20.                               Notices.  Any notice hereunder shall be in writing and shall be deemed to have been duly given when mailed (registered, certified or via reputable overnight courier, with proper postage and registration, certification or other necessary fees prepaid), addressed to the party for whom intended as follows:

If to the Company to:

Gardenburger, Inc.

15615 Alton Parkway, Suite 350

Irvine, California  92618

Attention:  Chief Financial Officer

If to Mr. Wenner:

P.O. Box 1452

880 Pakele Place

Wailuku, HI  96793

21.                               Provisions of General Application.

(a)                                  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and, subject to the provisions of Section 15 hereof, their respective successors and assigns.  Nothing contained in this Agreement, express or implied, is intended to confer any rights or remedies upon any person other than the parties hereto and, subject to the provisions of Section 15 hereof, their respective successors and assigns.

(b)                                 Governing Law.  This Agreement and the respective rights and obligations hereunder of the parties hereto shall be governed by and interpreted and determined in accordance with the laws (other than laws regarding conflict or choice of laws) of the State of California.

(c)                                  Modification; Waiver.  This Agreement may be amended only by a written instrument executed by the parties hereto.  The performance or observance of any term of this Agreement (whether generally or in a particular instance, whether retroactively or prospectively) may be waived only by a written instrument executed by the party to be bound thereby.  Failure on the part of either party to insist upon or enforce performance of any provision of this Agreement shall not be construed as a waiver of rights under that provision and shall not be a waiver of rights under or affect any other provision of this Agreement.  No waiver in any one instance shall, unless specifically stated, constitute a waiver on any subsequent occasion.

(d)                                 Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered (including via facsimile) shall be deemed to be an original, but all of which counterparts shall together constitute but one agreement.

(e)                                  Entire Agreement.  This Agreement supersedes all prior agreements and understandings of the parties, oral or written, with respect to its subject matter.

(f)                                    Severability.  If any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

(g)                                 Significance of Headings.  Section headings contained hereunder are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement.  Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such Section headings had been omitted.

(h)                                 Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

GARDENBURGER, INC.

By:	/s/Scott C. Wallace
Scott C. Wallace

Its:	President and Chief Executive Officer

PAUL F. WENNER

/s/ Paul F. Wenner
Paul F. Wenner

Exhibit A

Marks

Mark	Reg. Number
CLASSIC GREEK GARDENBURGER® United States	2,250,581
EAT POSITIVE® United States	2,782,906
EATING GOOD JUST GOT GREAT® United States	2,191,566
FIRE ROASTED VEGETABLE GARDENBURGER® United States	2,250,582
GARDEN BURGER® Mexico	522,327
GARDEN VEGGIE PATTIES® Mexico	612,176
GARDENBURGER® Philippines	1-1997-113726
GARDENBURGER® Brazil	820762270
GARDENBURGER® Columbia	222614
GARDENBURGER® Norway	192,224
GARDENBURGER® Benelux	528415
GARDENBURGER Stylized letters® France	92/413.599
GARDENBURGER and Design (Stake)®	2,103,545

United States
GARDENBURGER Stylized Letters® United States	2,103,410
GARDENBURGER® Switzerland	420,474
GARDENBURGER® Mexico	637,897
GARDENBURGER® Japan	4344076
GARDENBURGER® Taiwan (Republic of China)	977,866
GARDENBURGER® Germany	2,093,593
GARDENBURGER and Design® Colombia	189639
GARDENBURGER® China (Peoples Republic)	1134925
GARDENBURGER® Canada	TMA 451,483
GARDENBURGER® Australia	A617802
GARDENBURGER® Argentina	1,748,655
GARDENBURGER® United States	1,409,666
GARDENBURGER® United Kingdom	1355671
GARDENBURGER CLASSIC GREEK®	2,250,583

United States
GARDENBURGER CRISPY NUGGETS™ Unites States	No App. Filed (Common Law Use)
GARDENBURGER FIRE ROASTED VEGETABLE® Canada	TMA549,340
GARDENBURGER FIRE ROASTED VEGETABLE® United States	2,250,585
GARDENBURGER FLAME GRILLED® United States	2,457,162
GARDENBURGER HAMBURGER CLASSIC® United States	2,433,717
GARDENBURGER HAMBURGER STYLE® Canada	TMA549,341
GARDENBURGER HERB CRUSTED CUTLET™ United States	No App. Filed (Common Law Use)
GARDENBURGER SANTA FE® United States	2,409,330
GARDENBURGER SAVORY MUSHROOM® United States	2,284,033
GARDENBURGER VEGETARIAN PRODUCTS (Block & Stylized Letters) ® France	92/414.200
GARDENBURGER VEGGIE MEDLEY® United States	2,145,861
GARDENBURGER VEGGIE MEDLEY® Canada	512,872
GARDENBURGER VEGGIE VEGAN® United States	2,431,878

GARDENBURGER ZESTY BEAN® Canada	512,871
GARDENCHEF PAUL WENNER® United States	2,608,349
GARDENSAUSAGE® United States	1,987,820
GARDENSAUSAGE® Canada	484,665
GARDENVEGAN® United States	2,182,470
HAMBURGER STYLE GARDENBURGER® United States	2,214,768
HEARTYBURGER® United States	2,224,839
LIFEBURGER® United States	2,400,907
NEW YEAR’S RESOLUTION SOLUTION® United States	2,257,669
PAUL WENNER DESIGN Design only® United States	2,117,812
PAUL WENNER DESIGN (New) Design Only® United States	2,204,095
SANTA FE GARDENBURGER® United States	2,402,720
SAVORY MUSHROOM GARDENBURGER® United States	2,250,584
TAYBURN® United States	2,376,185

THE ONLY ONE ON EARTH® United States	2,165,961
THE ORIGINAL GARDENBURGER® United States	2,348,813
WHOLESOME & HEARTY FOODS® Mexico	556,287
WHOLESOME AND HEARTY and Design (Spoon & Fork) ® Canada	464,798